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                                 Exhibit 10.14
                                 -------------

                                 JOSEPH HARRIS
                             EMPLOYMENT AGREEMENT
                             --------------------


     This Employment Agreement entered this 3rd day of October, 1997, by and between General Drug Company, an Illinois corporation (the "Company") and Joseph Harris (the "Executive"), and as to Section 5(c) only, C.D. Smith Drug Company (the "Parent"),

     WITNESSETH:

     WHEREAS, the Company believes it to be in its best interest to provide for continuity of management and to provide protection for its valuable trade secrets and confidential information; and

     WHEREAS, the Company desires to employ the Executive and the Executive is willing to render his services to the Company on the terms and conditions with respect to such employment hereinafter set forth.

     NOW, THEREFORE, in consideration of premises and the mutual terms and conditions hereof, the Company and the Executive hereby agree as follows:

     1. Employment. The Company hereby employs the Executive and the Executive hereby accepts employment with the Company upon the terms and conditions hereinafter set forth.

     2. Exclusive Services. The Executive shall devote all necessary working time, ability and attention to the business of the Company during the term of this Agreement and shall not, directly or indirectly, render any material services to any business, corporation, or organization without the prior approval of the Board of Directors of the Company (hereinafter referred to as the "Board"); provided, however, that the Executive will be free to work with civic or charitable organizations so long as such involvement does not interfere with the performance of his duties for the Company.

     3. Duties. The Executive is hereby employed as President and Chief Operating Officer of the Company and shall render his services at the principal business offices of the Company, as such may be located from time to time, unless otherwise agreed between the Board and the Executive. The Executive shall have such authority and shall perform such duties as are specified by the Company for the office of Vice President subject, however, to such limitations, instructions, directions, and control as the Board

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may specify from time to time in its sole discretion. The Executive will not be required to relocate his personal residence outside of the Chicago, Illinois area in order to perform the services hereunder.

     4. Term. This Agreement shall have an initial term through February 28, 2000, and shall renew for a two year term thereafter unless either party gives notice of nonrenewal at least 180 days prior to the end of the initial term; provided, however, that this Agreement is always subject to termination as provided in Paragraph 13, below.

     5. Compensation. As compensation for his services rendered under this Agreement, the Executive shall be entitled to receive the initial compensation set forth on the attached Executive Individual Salary and Incentive Plan Schedule ("Compensation Schedule"). The term "Base Salary" as used herein shall refer to the amount initially designated as such on the Compensation Schedule as the same may be increased from time to time hereafter pursuant to the terms of that Compensation Schedule or otherwise. The Base Salary component of the compensation shall not be reduced by the Company during the term hereof except in accordance with a general Base Salary reduction implemented across all executive level positions.

          a. Base Salary. Base Salary shall be paid in substantially equal semi-monthly installments during the term of this Agreement, prorated for any partial employment month. Such Base Salary may be increased (but not decreased except as provided above) by the Board in its sole discretion.

          b. Additional Compensation. The Executive shall be paid such additional compensation and bonuses, as may be determined and authorized in the sole discretion of Board.

          c. Stock Options. The Executive shall be granted the options to purchase shares of common stock of the Parent as described on the attached Supplemental Benefits Schedule ("Benefits Schedule").

     6. Benefits. In addition to the compensation to be paid to the Executive pursuant to Paragraph 5 hereof, the Executive shall further be entitled to receive the following:

          a. Participation in Employee Plans. The Executive shall be entitled to participate in any health, disability, group term life insurance plan, any pension, retirement or profit sharing plan, executive bonus plan or any other fringe benefits which may be extended generally from time to time to senior management employees of the Parent and its subsidiaries. In addition, the Executive shall be entitled to the supplemental benefits described on the attached Benefits Schedule.

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          b.   Disability Salary Continuation. If the Executive becomes disabled during the term of this Agreement, the Company shall continue to pay the Executive his Base Salary during the first 90 day period of such disability and shall continue to pay the Executive, but at the rate of forty percent (40%) of his Base Salary, for second 90 day period of such disability. "Disability" as used herein shall have the same meaning as given that term in the long term disability insurance policy of the Company as in effect from time to time. All payments under this Paragraph shall cease upon the expiration or other termination of this Agreement or of the Executive's employment; however, disability payments shall continue as provided under this Section 6(b) if the cause of termination is "permanent disability" as the phrase is used in Section 13(d)(iii).

          c. Vacation. The Executive shall be entitled to three weeks vacation with full salary and benefits each calendar year and prorated for 1997. No cash or other payment will be due, however, for unused vacation and vacation may not be carried over from each such year to the next.

     7. Reimbursement of Expenses. Subject to such rules and procedures as from time to time are specified by the Company, the Company shall reimburse the Executive on a monthly basis for reasonable business expenses necessarily incurred in the performance of his duties under this Agreement.

     8. Confidentiality/Trade Secrets. The Executive acknowledges that his position with the Company is one of the highest trust and confidence both by reason of his position and by reason of his access to and contact with the trade secrets and confidential and proprietary business information of the Company and its affiliates. Both during the term of this Agreement and thereafter, the Executive covenants and agrees as follows:

          a. he shall use his best efforts and exercise utmost diligence to protect and safeguard the trade secrets and confidential and proprietary information of the Company and its affiliates including but not limited to the identity of its customers and suppliers, its arrangements with customers and suppliers, and its technical and financial data, records, compilations of information, processes, recipes and specifications relating to its customers, suppliers, products and services;

          b. he shall not disclose any of such trade secrets and confidential and proprietary information, except as may be required in the course of his employment with the Company or by law; and

          c. he shall not use, directly or indirectly, for his own benefit or for the benefit of another, any of such trade secrets and confidential and proprietary information.

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     All files, records, documents, drawings, specifications, memoranda, notes, or other documents relating to the business of the Company and its affiliates, whether prepared by the Executive or otherwise coming into his possession, shall be the exclusive property of the Company and its affiliates and shall be delivered to the Company and not retained by the Executive upon termination of his employment for any reason whatsoever or any other time upon request of the Board.

     9. Discoveries. The Executive covenants and agrees that he will fully inform the Company of and disclose to the Company all inventions, designs, improvements, discoveries and processes ("Discoveries") which he has now or may hereafter have during his employment with the Company and which pertain or relate to the wholesale pharmaceutical business of the Company or its affiliates or to any experimental work, products, services or processes of the Company in progress or planned for the future, whether conceived by the Executive alone or with others, and whether or not conceived during regular working hours or in conjunction with the use of any Company assets. All such Discoveries shall be the exclusive property of the Company whether or not patent or trademark applications are filed thereon. The Executive shall assist the Company, at any time during or after his employment, in obtaining patents on all such Discoveries deemed patentable by the Company and shall execute all documents and do all things necessary to obtain letters patent, vest the Company with full and exclusive title thereto, and protect the same against infringement by others.
If such assistance takes place after his employment is terminated the Executive shall be paid by the Company at a reasonable rate for any time actually spent in rendering such assistance at the request of the Company.

     10. Non competition. Taking into consideration the nature, scope and volume of the Company's operations, the Executive agrees that during the period of his employment and (i) if he elects to receive a Severance Payment pursuant to Section 13(b) or 13(f) then also for the Severance Payment Period, or (ii) if he resigns other than for Good Reason, as defined below, or if he is terminated for Cause as defined below, then for a period of two years after such resignation or termination, he will not, within the United States, directly or indirectly, own, manage, operate, control, or be employed by, participate in, or be connected in any matter with the ownership (other than ownership of securities of publicly held corporations of which Executive owns less that 2% of any class of outstanding securities), management, operation, or control of any business engaged in the distribution or wholesale of pharmaceuticals, medicines, or health aids.

     11. Nonsolicitation. The Executive agrees that if he resigns other than for Good Reason, as defined below, or if he is terminated for Cause, as defined below, then during the period of his employment and for two years thereafter he will not, either directly or indirectly, for himself or for any third party, solicit, induce, recruit, or cause another person in the employ of the Company to terminate his/her employment for the purpose of joining, associating or becoming employed with any other business or activity. The Company and the Executive specifically acknowledge and agree that the foregoing


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covenants of the Executive in Sections 10 and 11 are reasonable in content and scope and are given by the Executive for adequate consideration.

     12. Remedies for Breach of Covenants of the Executive. The covenants set forth in Paragraphs 8, 9 and 11 of this Agreement shall continue to be binding upon the Executive, notwithstanding the termination of his employment with the Company for any reason whatsoever. Such covenants and the covenant contained in
Section 10 shall be deemed and construed as separate agreements independent of any other provisions of this Agreement and any other agreement between the Company and the Executive. The existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any or all such covenants. It is expressly agreed that the remedy at law for the breach of any such covenant is inadequate and injunctive relief shall be available to prevent the breach or any threatened breach thereof.

     13.  Termination.

          a. The Company may terminate this Agreement and the Executive's employment hereunder at any time, with or without Cause, upon written notice to the Executive. The Executive may either resign upon 30 days written notice to the Company or may terminate this agreement and his employment hereunder with Good Reason at any time. Upon any termination of this Agreement and the Executive's employment hereunder, all benefits provided pursuant to Paragraph 6 hereof shall cease.

          b. In the event of termination by the Company without Cause, the effective date thereof shall be stated in a written notice to the Executive, which shall not be earlier than 30 days from the date such notice is delivered to the Executive. In the event the Company effects a termination without Cause, the Executive shall be entitled to receive (i) any bonus amounts as may be payable and accrued but held back pursuant to the terms of any written plans in which the Executive was a participant prior to the effective date of the termination, (ii) all bonus payments determined as of the end of the fiscal year in which the termination occurred, as if the Executive had remained employed throughout such year, and (iii) a Severance Payment for each month through the remaining initial term of this Agreement as provided in Paragraph 4, above, beginning with and prorated for the month in which the termination occurs.

          c. Upon the effective date of any termination by the Company for Cause, or upon the resignation of the Executive, the Executive shall only be entitled to receive his Base Salary through such date and any bonus amounts as may be payable pursuant to the terms of any written plans in which the Executive

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     was a participant immediately prior to the effective date of the termination. The Executive shall also be entitled to exercise his rights under COBRA.

          d.   The following shall constitute "Cause":

               (i) The Executive is convicted of or pleads "nolo contendre" to a criminal offense constituting a felony or involving dishonesty, deceit or moral turpitude; or

               (ii) The Executive breaches any material provision of this Agreement or fails to perform his duties, or breaches his fiduciary duty to the Company, and such breach or neglect is not corrected within 10 days after receipt of written notice from the Company; or

               (iii) The Executive dies or becomes permanently disabled from continuing to provide the level of service required under this Agreement. For the purposes hereof, the phrase "permanently disabled" shall mean the inability to perform his duties hereunder for a period of six (6) consecutive months or six (6) months in any twelve (12) consecutive months as the result of physical or mental incapacity, as certified by a physician.

          e. The provisions of Paragraphs 6(b), 8, 9, 10, 11, 12, 14, 15, 16 and 17 shall survive any termination for Cause; except that in the case of termination under Section 13(d)(iii) the provisions of Sections 10 and 11 will not survive.

          f. The Executive shall have Good Reason to effect a termination in the event the Company breaches its obligations to pay any salary, benefit or bonus due hereunder. Upon any such termination, the Executive shall be entitled to receive a lump sum payment equal to a Severance Payment multiplied by 12, and the provisions of Paragraphs 8, 9, 10, 12, 14, 15, 16, and 17 shall survive the termination. If the Executive waives his right to receive such lump sum payment, only the provisions of Paragraphs 8, 9, 11, 12, 14, 15, 16, and 17 shall survive the termination. The Executive shall also be entitled to exercise his rights under COBRA. No termination may be effected by the Executive for Good Reason unless he shall have delivered written notice to the Company of the breach and the Company shall not have cured such breach within 10 days thereafter.

          g. A "Severance Payment" is an amount equal to one-twelfth of the sum of the Executive's base salary at the last effective annual rate.

          h. A "Severance Payment Period" is any month in which the Executive receives a Severance Payment or in the event of a termination under Paragraph 13(f), the Severance Payment Period is 12 months.

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     14.  Arbitration of Disputes.

          a. Any dispute or claim arising out of or relating to this Agreement or any termination of the Executive's employment shall be settled by final and binding arbitration in Chicago, Illinois in accordance with the Commercial Arbitration rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

          b. In the event that the Company does not submit to arbitration hereunder or submits to arbitration but seeks to nullify or reverse the effect of such arbitration by alleging that arbitration is unenforceable against it, the Company shall pay all costs (including expenses and attorney's fees) incurred by the Executive as a result of such action by the Company.

          c. Except as contemplated in subparagraph b., above, the Company shall reimburse the Executive for any attorney's fees and expenses incurred by the Executive related to any arbitration hereunder, and including any actions taken by either party to appeal or enforce the judgment rendered therein, up to a maximum amount of $10,000.00 if the Executive is determined by the arbitration panel to have substantially prevailed in the arbitration proceeding. Such reimbursement shall be made by direct payment to the Executive upon delivery to the Company of valid invoices and/or receipts relating to such attorney's fees and expenses.

          d. Except as contemplated in subparagraph b., the fees and expenses of the arbitration panel shall be borne by the Company.

          e. In the event the Executive does not submit to arbitration hereunder of submits to arbitration but later seeks to nullify or reverse the effect of such arbitration by alleging that arbitration is unenforceable against him, then the Company shall be relieved of all payment obligations under subparagraph c., above.

     15. Mitigation. The Executive shall have a duty to attempt to mitigate the level of benefits payable by the Company to him hereunder and the Company shall be entitled to set off against the amounts payable hereunder any amounts received by the Executive from any other employment or consulting source.

     16. Notices. Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid, with return receipt requested. Mailed notices shall be addressed as follows:

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          a.   If to the Company:

               General Drug Company
               c/o C.D. Smith Drug Company
               3907 S. 48th Terrace
               St. Joseph, MO  64503
               Attn:  Robert C. Farley

          b.   If to the Executive:

               Joseph Harris
               43 Fabish Drive
               Buffalo Grove, IL 60089

Either party may change its address for notice by giving notice in accordance with the terms of this Paragraph 16.

     17.  General Provisions.

          a. Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

          b. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and still be legal, valid or enforceable.

          c. Entire Agreement. This Agreement sets forth the entire understanding of the parties and supersedes all prior agreements or understandings, whether written or oral, with respect to the subject matter hereof. No terms, conditions, warranties, other than those contained herein, and no amendments or modifications hereto shall be binding unless made in writing and signed by the parties hereto. All pre-existing employment agreements, including the Employment Agreement dated February 13, 1995 between the Executive and the Company (the "1995 Agreement"), are hereby superseded and null and void.

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          d.   Binding Effect. This Agreement shall extend to and be binding upon and inure to the benefit to the parties hereto, their respective heirs, representatives, successors and assigns. This Agreement may not be assigned by the Executive.

          e. Waiver. The waiver by either party hereto of a breach of any term or provision of this Agreement shall not operate or be construed as a waiver of a subsequent breach of the same provision by any party or of the breach of any other term or provision of this Agreement.

          f. Titles. Titles of the paragraphs herein are used solely for convenience and shall not be used for interpretation or construing any work, clause, paragraph, or provision of this Agreement.

          g. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

     18.  Change of Control.

          a. Notwithstanding anything to the contrary herein, if Executive resigns from the Company or is terminated by the Company without Cause upon or within six (6) months following a Change of Control as defined below, Company will pay to Executive one times the Executive's Base Salary plus bonus for the year in which such Change of Control occurs (calculated as if the maximum bonus for that year is earned), as of the date of the Change of Control as severance pay and the provisions of Sections 10 and 11 shall be null and void.

          b. For purposes of this Agreement, "Change of Control" means any one of the following: (i) any person or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934 as in effect on August 1, 1997 acquiring beneficial ownership of 30% or more of the Parent's then outstanding Common Stock or 30% or more of the combined voting power of the Parent's then outstanding securities (calculated in accordance with section 13(d)(3) or 14(d) of the Exchange Act) entitled generally to vote for the election of the Parent's Directors; (ii) the approval by the Parent's stockholders of the merger or consolidation of the Parent with any other corporation, the sale of substantially all of the assets of the Parent or the liquidation or dissolution of the Parent, unless, in the case of a merger or consolidation, the then Continuing Directors in office immediately prior to such merger or consolidation will constitute at least 2/3 of the Board of Directors of the surviving corporation of such merger or consolidation and any parent (as such term is defined in Rule 12b-2 under the Exchange Act) of such corporation; (iii) at least 2/3 of the then Continuing Directors in office

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     immediately prior to any other action proposed to be taken by the Parent's stockholders or by the Parent's Board of Directors determine that such proposed action, if taken, would constitute a Change in Control of the Parent and such action is taken, or (iv) Continuing Directors no longer constitute at least 2/3 of the Board of Directors.

          c. "Continuing Director" means any individual who either (i) was member of the Parent's Board of Directors on the date hereof, or (ii) was designated (before initial election as a Director) as a Continuing Director by 2/3 of the then Continuing Directors.

          d. If any payment or the receipt of any benefit under this Agreement shall be deemed to constitute an "excess parachute payment" as such term is described in Section 280G of the Internal Revenue Code of 1986 ("Code"), so as to result in the loss of a deduction to the Company under Code Section 280G or in the imposition of an excise tax on the Executive under Code
     Section 4999, or any successor section thereto, then the amounts payable or the benefits provided under this Agreement shall be reduced to the minimum extent necessary so that no such deduction will be lost by the Company and no such excise tax will be imposed on the Executive. The Company, in its sole discretion, shall determine whether or not an "excess parachute payment" would otherwise occur and shall determine the amount and method of the foregoing reduction.

     19. Enforceability. The parties acknowledge that this Agreement is being executed in connection with the acquisition by Parent of Gimbel Investor Group L.P. or G.D. Holdings of Delaware, Inc. and that this Agreement shall not be deemed effective unless and until such acquisition has been consummated pursuant to that certain Acquisition Agreement dated September 11, 1997 and upon the satisfaction in full of the obligations to the Executive under Section 11 of the 1995 Agreement as acknowledged in writing by the Executive.


                           [SIGNATURE PAGE FOLLOWS]

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     IN WITNESS WHEREOF, the Company and the Executive have executed this
Agreement to be effective as of the Closing Date.


            THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION
                     WHICH MAY BE ENFORCED BY THE PARTIES.



EXECUTIVE:                                      GENERAL DRUG COMPANY


/s/ Joseph Harris                               By: /s/ Robert C. Farley
---------------------------                         ---------------------------
Joseph Harris
                                                Name: Robert C. Farley


                                                C.D. SMITH DRUG COMPANY
                                                  (as to Section 5(c) only)


                                                By: /s/ Robert C. Farley
                                                    ---------------------------

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